Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

VISTAGEN THERAPEUTICS, INC.

and

VTGN MERGER SUB, INC.

and

PHERIN PHARMACEUTICALS, INC.

and

KEVIN MCCARTHY

(AS THE STOCKHOLDER REPRESENTATIVE)

dated as of

December 20, 2022

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 20, 2022, is entered into among Vistagen Therapeutics, Inc., a Nevada corporation (“Parent”), VTGN Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Pherin Pharmaceuticals, Inc., a Delaware corporation (“Company”), and Kevin McCarthy, an individual, solely in the capacity of Stockholder Representative (“Stockholder Representative”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and the holders of shares of the Company’s common stock, par value $0.00001 per share (the “Company Common Stock”), and declared it advisable, to enter into this Agreement with Parent and Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company; in each case, in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the respective Boards of Directors of Parent (the “Parent Board”) and Merger Sub (the “Merger Sub Board”) have each unanimously: (a) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the issuance of certain shares of Parent’s common stock, par value $0.001 per share (“Parent Common Stock”) as a portion of the Merger Consideration; in each case, in accordance with the DGCL; and

WHEREAS, following the execution of this Agreement, the Company shall seek to obtain, in accordance with the DGCL, the DE Consent Requirement (defined below) for the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 251 of the DGCL.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accredited Investor” means a Stockholder who either: (i) completes and delivers to the Company prior to the Closing Date an Accredited Investor Questionnaire certifying that such Stockholder is an “accredited investor” as set forth therein; or (ii) is determined in good faith by Parent on the basis of the Investor Suitability Documentation and other available information to be an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act, whether or not such Stockholder completes and delivers an Accredited Investor Questionnaire.

“Accredited Investor Questionnaire” means an accredited investor questionnaire in substantially the form attached hereto as Exhibit A.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, by or before any Governmental Authority (including civil, criminal, administrative, regulatory or otherwise), whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Documents” means the Accredited Investor Questionnaire, Intellectual Property Assignment, Regulation S Questionnaire, Registration Rights Agreement, and Lock-Up Agreement.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in San Francisco are authorized or required by Law to be closed for business.

“Cash Consideration Schedule” means the schedule of cash payments to be made to Cash Recipients, attached hereto as Schedule 1.

“Cash Payment” means that amount of cash payable to the Cash Recipients upon Closing, as set forth on the Cash Consideration Schedule.

“Cash Recipients” means any Equityholder that: (a) is not an Accredited Investor, other than a Non-U.S. Person; (b) failed to complete and deliver to the Company the respective Investor Suitability Documentation; or (c) is determined in good faith by Parent on the basis of the Investor Suitability Documentation (or the lack thereof for such Equityholder) and other available information that such Equityholder does not qualify as a Stock Recipient.

“Closing Indebtedness Certificate” means a certificate executed by the Company’s Chief Executive Officer certifying on behalf of the Company that, except with respect to Transaction Expenses to the extent they are determined to be Indebtedness (such Transaction Expenses which shall be paid in accordance with the terms of this Agreement), the Company has no outstanding Indebtedness as of the open of business on the Closing Date, or if there is any outstanding Indebtedness as of the Closing Date, the aggregate total of all such Indebtedness, and that the calculations were prepared using the same accounting methods reasonable under the circumstances, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end.

“Closing Price” means the closing price of Parent’s Common Stock as listed on Nasdaq on the date of Closing.

“Closing Transaction Expenses Certificate” means a certificate executed by the Company’s Chief Executive Officer certifying the amount of Transaction Expenses remaining unpaid as of the open of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company IP Agreements” all licenses, sublicenses, consent to use Intellectual Property agreements, Intellectual Property settlements, coexistence agreements with respect to Intellectual Property, covenants not to sue with respect to Intellectual Property, permissions with respect to Intellectual Property and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), with respect to Intellectual Property, in all such cases to which the Company is a party, beneficiary or otherwise bound (excluding confidentiality agreements, materials transfer agreements, standard agreements and licenses for off-the-shelf software, hardware and other off-the-shelf technology, entered into in the ordinary course of business or consistent with past practice).

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Consideration Shares” means 12,410,181 shares of Parent Common Stock, issuable as Merger Consideration to the Stock Recipients upon Closing.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Data Room” means the virtual data room hosted by Parent.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, other than Permitted Encumbrances.

“Equityholders” means the Company’s Stockholders and Optionholders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fully Diluted Share Number” means (a) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Company which are to be cancelled and retired in accordance with Section 3.01(a)), plus (b) the aggregate number of Shares issuable upon the exercise in full of all vested, In-Money Options outstanding immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“In-Money Option” means any Option other than an Out-of-Money Option.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Independent Accountant” means the office of an impartial nationally recognized firm of independent certified public accountants other than the Company’s or Parent’s accountants, appointed by the mutual agreement of Parent and Company (or after the Closing, Parent and Stockholders’ Representative).

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, laboratory notebooks, laboratory assays, research and development data, and all source materials and other confidential and proprietary information and all rights therein, whether or not ever submitted in an application for patent; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Intellectual Property Assignments” means those Intellectual Property Assignments executed by the Company, in the form attached hereto as Exhibit B.

“Investor Suitability Documentation” means each of (i) the Accredited Investor Questionnaire, and/or (ii) the Regulation S Questionnaire, as applicable.

“Knowledge” means, (i) when used with respect to the Company, the actual knowledge of Kevin McCarthy and Toby Rosenblatt as of the date of this Agreement and as of the Closing Date, after reasonable inquiry of other directors, officers, employees, and the Company’s legal counsel, accountants and other professional service providers who have provided services to the Company with respect to such matters, and (ii) when used with respect to Parent, the actual knowledge of Shawn Singh, Jerrold Dotson, Reid Adler, as of the date of this Agreement and as of the Closing Date, in each case after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“License Agreements” means the PH10 License Agreement and the PH94B License Agreement.

“Lock-Up Agreement” means that certain Lock-Up Agreement, to be entered into by each officer and non-independent director of the Company, and each holder of 10% or more of the issued and outstanding Company Common Stock immediately prior to the Effective Time, in the form attached hereto as Exhibit C, whereby the parties to the Lock Up Agreement agree to certain restrictions on each party’s ability to dispose of shares of Parent Common Stock, subject to the terms and conditions set forth therein.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate (a) materially adverse to the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) materially impairs the ability of the Company to consummate the transactions contemplated by this Agreement on a timely basis provided, however, that Material Adverse Effect shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Merger Consideration” means each of the Consideration Shares and the Cash Payment, as applicable, that the holders of Company Common Stock become entitled to receive pursuant to the terms of this Agreement.

“Non-U.S. Person” means a Stockholder that has confirmed in writing to the Company within the last twelve (12) months that such Stockholder is not a “U.S. Person,” as that term is defined in Regulation S of the Securities Act.

“Option” means any option to purchase Company Common Stock granted under the Stock Option Plan.

“Optionholder” means a holder of an Option.

“Out-of-Money Option” means any Option having an exercise price in excess of the Closing Price.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate (a) materially adverse to the business, results of operations, condition (financial or otherwise) or assets of the Parent, or (b) materially impairs the ability of the Parent to consummate the transactions contemplated by this Agreement or materially delays the Merger or any of the transactions contemplated by this Agreement on a timely basis provided, however, that Material Adverse Effect shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement. For the avoidance of doubt, the occurrence of Pre-Closing Endpoint Negative Data shall not be deemed an event materially adverse to the business, results of operations, condition (financial or otherwise) or assets of the Parent, and will not qualify as a Parent Material Adverse Effect.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) liens granted to any lender at the Closing in connection with any financing by Parent or its Affiliates of the transactions contemplated hereby, and (iii) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that do not interfere with the present use of the assets of the Company.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“PH10” means the intranasal synthetic neuroactive steroid product for the treatment of depression disorders, referred to by the Company as PH10.

“PH10 License Agreement” that certain License Agreement, by and between the Company and Parent, dated October 24, 2018, as amended, including by that certain Letter Agreement to Amend our PH10 License Agreement between Company and Parent dated as of June 24, 2020.

“PH94B” means the intranasal synthetic neuroactive steroid product for the treatment of anxiety disorders, referred to by the Company as PH94B.

“PH94B License Agreement” means that certain License Agreement, by and between the Company and Parent, dated September 11, 2018, as amended, including by that certain First License Agreement Amendment between the Company and Parent dated as of January 1, 2020 and Second License Agreement Amendment between Company and Parent dated as of July 8, 2020.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Data” means each of the Pre-Closing Endpoint Positive Data, and the Pre-Closing Endpoint Negative Data.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Pro Rata Share” means, with respect to any Equityholder, such Person’s ownership interest in the Company as of immediately prior to the Effective Time, determined by dividing (a) the number of Shares owned of record by such Person as of immediately prior to the Effective Time, plus the number of Shares to be issued upon the exercise of all Options held by such Person as of immediately prior to the Effective Time by (b) the Fully Diluted Share Number.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into between Parent and Stock Recipients regarding the registration of the shares of Parent Common Stock constituting the Merger Consideration, in the form attached hereto as Exhibit D.

“Regulation S Questionnaire” means a Regulation S questionnaire in substantially the form attached hereto as Exhibit E.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Requisite Company Approval” means the consent of Stockholders representing at least eighty percent (80%) of the outstanding Shares acting by way of written consent in lieu of a Stockholder meeting; provided, however, that any Stockholder that holds at least five percent (5%) of the outstanding Shares shall have provided such written consent to action in lieu of a Stockholder meeting.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Consideration” means the Consideration Shares.

“Stock Consideration Schedule” means the schedule of Parent Common Stock to be issued to Stock Recipients, attached hereto as Schedule 2.

“Stock Option Plan” means the 2019 Equity Incentive Plan of the Company.

“Stock Recipients” means those holders of Company Common Stock that are either: (a) Accredited Investors; or (b) Non-U.S. Persons.

“Stockholder” means a holder of Company Common Stock.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Expenses” means, to the extent not paid by the Company, the Stockholders or otherwise prior to the Closing Date, the fees, costs and expenses (including legal, accounting and financial advisory expenses) incurred by the Company on or prior to the Closing Date in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Agreements’, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby.

“Transaction Expense Reimbursement” means the reimbursement or direct payment at Closing by Parent of the reasonable and invoiced legal, accounting, and shareholder advisory fees incurred by the Company of no more than $325,000 for the Company’s Transaction Expenses, which amount may be increased upon mutual written agreement of the parties prior to Closing.

Other capitalized terms used herein and not defined above shall have the meanings assigned to such terms as follows:

Term	Section
“Acquisition Proposal”	Section 6.03(a)
“Agreement”	Preamble
“Balance Sheet”	Section 4.06
“Balance Sheet Date”	Section 4.06
“Basket”	Section 9.04(a)
“Benefit Plan”	Section 4.17(a)
“Certificate”	Section 3.01(c)
“Certificate of Merger”	Section 2.04
“Closing”	Section 2.02
“Closing Date”	Section 2.02
“Closing Merger Consideration”	Section 3.10(a)(ii)
“Company”	Preamble
“Company Board”	Recitals
“Company Board Recommendation”	Section 4.02(b)
“Company Charter Documents”	Section 4.03
“Company Common Stock”	Recitals
“Confidentiality Agreement”	Section 6.02(b)
“Consideration Spreadsheet”	Section 3.10(a)
“Company Consulting Agreements”	Section 2.03(a)(xiv)
“D&O”	Section 6.08
“DGCL”	Recitals
“Direct Claim”	Section 9.05(c)
“Dissenting Shares”	Section 3.02
“Effective Time”	Section 2.04
“Estimated Merger Consideration Spreadsheet”	Section 3.10(a)
“Exchange Agent”	Section 3.03(a)
“Exchange Fund”	Section 3.03(a)
“Final Merger Consideration Spreadsheet”	Section 3.10(b)
“Financial Statements”	Section 4.06
“Government Contracts”	Section 4.09(a)(viii)
“Indemnified Party”	Section 9.05
“Indemnifying Party”	Section 9.05
“Insurance Policies”	Section 4.13
“Intellectual Property Registrations”	Section 4.12(b)
“Interim Balance Sheet”	Section 4.06
“Interim Balance Sheet Date”	Section 4.06
“Interim Financial Statements”	Section 4.06
“Letter of Transmittal”	Section 3.03(b)
“Liabilities”	Section 4.07
“Majority Holders”	Section 11.01(b)

“Material Contracts”	Section 4.09(a)
“Merger”	Recitals
“Merger Sub”	Preamble
“Merger Sub Board”	Recitals
“Nasdaq”	Section 3.01(e)
“Parent”	Preamble
“Parent Board”	Recitals
“Parent Common Stock”	Recitals
“Parent Indemnitees”	Section 9.02.
“Representative Losses”	Section 11.01(c)
“Shares”	Section 3.01(a)
“Stockholder Indemnitees”	Section 9.03
“Stockholder Representative”	Preamble
“Straddle Period”	Section 7.05
“Surviving Corporation”	Section 2.01
“Tax Claim”	Section 7.06
“Third Party Claim”	Section 9.05(a)
“Union”	Section 4.18(b)
“Year-End Financial Statements”	Section 4.06

ARTICLE II

THE MERGER

Section 2.01    The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease, and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 2.02    Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 12:00 P.M., Pacific Time, as soon as practicable (and, in any event, within three (3) Business Days) after the satisfaction or waiver of, all conditions to the Merger set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is mutually agreed to in writing by the Company, Merger Sub, and Parent. The Closing shall take place via the electronic exchange of documents and executed signature pages, unless another place or means is mutually agreed to in writing by the Company, Merger Sub, and Parent, and the actual date of the Closing is hereinafter referred to as the “Closing Date”.

Section 2.03    Closing Deliverables.

(a)          At or prior to the Closing, the Company shall deliver to Parent and Merger Sub the following:

(i)    resignations of the directors and officers of the Company pursuant to Section 6.06;

(ii)     a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 8.02(a) and Section 1.01(a) have been satisfied;

(iii)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Stockholders approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iv)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(v)    a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(vi)     at least one (1) Business Day prior to the Closing, the Closing Transaction Expenses Certificate;

(vii)    the Closing Indebtedness Certificate;

(viii)    no later than three (3) Business Days prior to Closing, the Estimated Merger Consideration Spreadsheet contemplated in Section 3.10;

(ix)     at least five (5) Business Days prior to Closing, the Investor Suitability Documentation received by the Company through such date;

(x)      no later than one (1) Business Day prior to Closing, evidence of termination of any Benefit Plan and Company Stock Plan;

(xi)     the Intellectual Property Assignments, executed by all signatories thereto, except Parent;

(xii)    the Lock-Up Agreement, executed by all signatories thereto, except Parent;

(xiii)    the Registration Rights Agreement, executed by the Equityholders who have executed the Registration Rights Agreement as of the Closing Date;

(xiv)    evidence of termination of all consulting agreements to which the Company is a party (the “Company Consulting Agreements”);

(xv)    evidence of payment of any Company withholding tax obligations incurred between the execution of the Agreement and Closing; and

(xvi)   such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)          At the Closing, Parent shall deliver to the Company (or such other Person as may be specified herein) the following:

(i)    Confirmation (in form reasonably satisfactory to the Company) of the wiring by Parent of the Transaction Expense Reimbursement, less any amount that was paid by Parent upon execution of this Agreement, in immediately available funds to the individuals set forth in the respective invoices;

(ii)    a certificate, dated the Closing Date and signed by a duly authorized officer of the Parent and Merger Sub, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied;

(iii)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iv)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(v)    the Registration Rights Agreement, executed by Parent;

(vi)    the Lock-Up Agreement, executed by Parent;

(vii)    such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement;

(viii)    Confirmation (in form reasonably satisfactory to the Company) of initiation of a wire transfer to the Exchange Agent in immediately available funds in an amount equal to (i) the aggregate Cash Consideration under this Agreement, and (ii) any cash in lieu of fractional shares of Parent Common Stock, payable to Stock Recipients pursuant to Section 3.01(e).

(ix)    a copy of the letter of instruction to Parent’s transfer agent, submitted to Parent’s transfer agent on the Closing Date, instructing the transfer agent to issue to the Exchange Agent, in book-entry form, the Stock Consideration (the "Instruction Letter"); and

(x)    directions to the Exchange Agent to (i) pay the Cash Consideration to Cash Recipients in accordance with the Cash Consideration Schedule and the Final Merger Consideration Spreadsheet and (ii) issue and register the Consideration Shares to the Stock Recipients in accordance with the Cash Consideration Schedule and the Final Merger Consideration Spreadsheet.

Section 2.04    Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.05    Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.06    Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of the Company.

Section 2.07    Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 3.01    Effect of the Merger on Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Stockholder:

(a)    Cancellation of Certain Shares of Company Common Stock. Shares of Company Common Stock (the “Shares”) that are owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)    Conversion of Company Common Stock. Other than Shares to be cancelled and retired in accordance with Section 3.01(a), and Dissenting Shares: (i) Shares issued and outstanding immediately prior to the Effective Time held by Stock Recipients will be converted into the right to receive: (A) the Stock Consideration, as detailed in the Stock Consideration Schedule and as set forth on the Final Merger Consideration Spreadsheet; and (B) any cash in lieu of fractional shares of Parent Common Stock payable to Stock Recipients pursuant to Section 3.01(e); and (ii) Shares issued and outstanding immediately prior to the Effective Time held by Cash Recipients will be converted into the right to receive the Cash Consideration as detailed in the Cash Consideration Schedule and as set forth on the Final Merger Consideration Spreadsheet.

(c)    Cancellation of Shares. At the Effective Time, all shares of Company Common Stock will be cancelled and retired and shall cease to exist, and, subject to Section 3.01(a) and Section 3.02, each holder of: (i) a certificate formerly representing any Shares (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented Shares (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive (A) the applicable Merger Consideration, as set forth on the Final Merger Consideration Spreadsheet; and (B) any cash in lieu of fractional shares of Parent Common Stock, payable to Stock Recipients pursuant to Section 3.01(e).

(d)    Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e)    Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock to Stock Recipients pursuant to Section 3.01(b), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock exchanged by such holder and with respect to the delivery by Parent of the Consideration Shares) shall in lieu thereof, upon surrender of such holder’s Certificates and Book-Entry Shares, receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the Closing Price on the NASDAQ Capital Market (“Nasdaq”) on the last complete trading day prior to the date of the Effective Time.

(f)    Cash Recipients. Notwithstanding anything to the contrary in this Section 3.01 or otherwise in this Agreement, in no event shall Parent be required to issue any shares of Parent Common Stock to any Person (i) that does not provide duly completed and executed Investor Suitability Documentation, or (ii) that Parent has determined prior to the Closing, in its sole discretion, (A) is not an Accredited Investor, and (B) is a U.S. Person. To the extent such Investor Suitability Documentation is not provided, or Parent has made such determination regarding an Equityholder’s status as a Cash Recipient, Parent shall inform the Company in writing of such determination three (3) Business Days prior to the Closing and the Company shall indicate on the Estimated Merger Consideration Spreadsheet (and on or shortly after the Closing, the Final Merger Consideration Spreadsheet) that such Person has not provided the Investor Suitability Documentation or is a Cash Recipient. To the extent Parent has not otherwise made the determinations and provided the written notice detailed in this Section 3.10(f), the Company shall indicate on the Estimated Merger Consideration Spreadsheet (and, shortly after the Closing, the Final Merger Consideration Spreadsheet) the Equityholders who are Cash Recipients (such determination which the Company shall make in accordance with the definition of ‘Cash Recipient’). All Cash Recipients, as determined hereto and as detailed in the Final Closing Spreadsheet, shall receive Cash Consideration (instead of Stock Consideration) in exchange for such Equityholders’ Company Common Stock, as further detailed in the Final Merger Consideration Spreadsheet.

Section 3.02    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Article III, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 3.01(a)) and held by a Stockholder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such Stockholder fails to perfect or otherwise loses such Stockholder’s appraisal rights under the DGCL with respect to such Shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such Stockholder fails to perfect, withdraws or loses such Stockholder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such Stockholder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such Stockholder is entitled pursuant to Section 3.01(b), without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and the Company (or Stockholders’ Representative, after the Closing) shall jointly participate in all negotiations and proceedings with respect to such demands. Neither Parent nor the Company (or Stockholders’ Representative, after the Closing) shall, except with the prior written consent of the other, make any payment with respect to, or settle or offer to settle, any such demands.

Section 3.03    Exchange Procedures.

(a)    Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent shall appoint an exchange agent reasonably satisfactory to the Company (the “Exchange Agent”) to act as the agent for the purpose of paying the Merger Consideration in exchange for: (i) the Certificates; and (ii) the Book-Entry Shares. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent: (i) the Consideration Shares, in book-entry form with Computershare, the Parent’s transfer agent, and each time as set forth on the Stock Consideration Schedule), (ii) cash in lieu of any fractional shares payable pursuant to Section 3.01(e) to Stock Recipients, and (iii) cash sufficient to make payments with respect to the Cash Payment (as estimated in the Estimated Closing Statements). Promptly following the Effective Time, and after Parent receives the Final Closing Statement from the Company (or the Stockholder’s Representative, as applicable), Parent shall make such adjustments to the deposit of the Cash Payment (either as an increase or decrease) in accordance with the Final Closing Statement. Parent shall instruct: (i) that number of shares of Parent Common Stock to be issued to Stock Recipients as Merger Consideration at the Closing Date, and (ii) an amount of cash sufficient to pay the Cash Recipients the applicable Merger Consideration at the Closing Date. Such shares of Stock Consideration, cash for the Cash Consideration, and cash in lieu of any fractional shares payable pursuant to Section 3.01(e), are referred to collectively in this Agreement as the “Exchange Fund.”

(b)    Procedures for Surrender. As promptly as practicable following the date hereof, the Exchange Agent shall send to each Stockholder of record holder of Shares at the Effective Time, a letter of transmittal in such form reasonably satisfactory to the Company (the “Letter of Transmittal”) and instructions for completing, executing and delivering (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent), and any other customary documents that the Exchange Agent may reasonably require for use in such exchange or in connection therewith. Each Equityholder’s Shares that have been converted into the right to receive the applicable Merger Consideration shall be entitled to receive such Equityholder’s respective Merger Consideration (as determined in accordance with the Final Consideration Spreadsheet) into which such Shares have been converted pursuant to Section 3.01(b) in respect of the Company Common Stock represented by a Certificate or Book-Entry Share, and any cash in lieu of fractional shares which the Stockholder has the right to receive pursuant to Section 3.01(e), upon: (i) surrender to the Exchange Agent of a Certificate; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares; in each case, together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the surrender or transfer of any Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article III, each Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled and surrendered and cancelled Shares shall only retain the right to receive the Merger Consideration (to the extent not issued or paid with respect to such Book-Entry Share or Book-Entry Shares on the Closing Date).

(c)    Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)    Termination of Exchange Fund. Any portion of the Merger Consideration that remains unclaimed by the Stockholders twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such Stockholder who has not exchanged Shares for the applicable Merger Consideration in accordance with this Section 3.03 prior to that time shall thereafter look only to Parent for payment of the applicable Merger Consideration. Notwithstanding the foregoing, Parent shall not be liable to any Stockholder for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Stockholders two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(e)    Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(f)    Parent shall pay, or cause the Surviving Corporation to pay, all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Shares for the Merger Consideration.

Section 3.04    Shares of Parent Common Stock. The shares of Parent Common Stock issuable pursuant to this Agreement to the Equityholders who are Accredited Persons are intended to be issued pursuant to Section 4(a)(2) of the Securities Act, and/or Regulation D promulgated thereunder. The issuance of such Parent Common Stock to such Equityholders is not being registered with the SEC under the Securities Act or being qualified under any other applicable securities laws, but instead such shares of Parent Common Stock are being issued under an exemption or exemptions from the registration and qualification requirements of the Securities Act and any other applicable securities. The shares of Parent Common Stock issued by Parent to the Stock Recipients pursuant to this Article III shall be placed in a restrictive class and:

(a)    For shares of Parent Common Stock issued to Accredited Investors, unless otherwise registered under the Securities Act pursuant to an effective registration statement, such shares shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR IN ANY OTHER JURISDICTION. THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

(b)    For shares of Parent Common Stock issued to Non-U.S. Persons, such shares shall bear the following legends:

(i) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS WITH REGARD TO THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

(ii) “SUBSCRIPTIONS MAY BE ACCEPTED ONLY FROM A PERSON THAT, AT ANY TIME THE BUY ORDER FOR THE SECURITIES IS ORIGINATED, IS OUTSIDE THE UNITED STATES, ITS TERRITORIES AND POSSESSIONS, AND IS NOT A U.S. PERSON (AS DEFINED IN REGULATION S), WAS NOT FORMED UNDER THE LAWS OF ANY UNITED STATES JURISDICTION, WAS NOT FORMED FOR THE PURPOSE OF INVESTING IN SECURITIES NOT REGISTERED UNDER THE SECURITIES ACT, AND IS NOT PURCHASING THE SECURITIES FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON, WITHIN THE MEANING OF REGULATION S UNDER THE ACT. BY SIGNING THE SHARE PURCHASE AGREEMENT, A PERSON UNDER REGULATION S CERTIFIES TO THE COMPANY THAT IT QUALIFIES AS A NON-U.S. PERSON AND IS THEREFORE ELIGIBLE TO PURCHASE SECURITIES IN THE OFFERING, THAT IT IS NOT PURCHASING THE SECURITIES AS A RESULT OF OR IN CONNECTION WITH ANY ACTIVITY THAT WOULD CONSTITUTE “DIRECTED SELLING EFFORTS” (WITHIN THE MEANING GIVEN TO SUCH TERM IN REGULATION S) IN THE UNITED STATES, THAT IT WILL NOT BECOME AN AFFILIATE OF THE COMPANY AS A RESULT OF THE PURCHASE OF THE SECURITIES, THAT NO OFFER OR SALE OF THE SECURITIES WAS MADE TO SUCH PERSON IN THE UNITED STATES, AND THAT SUCH PERSON IS NOT PURCHASING THE SECURITIES WITH A VIEW TO THEIR DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT.”

(iii) “INVESTORS UNDER REGULATION S ARE ADVISED THAT NO OFFERS OR SALES OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE MADE IN THE UNITED STATES OR TO U.S. PERSONS UNLESS THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT, OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

(iv) Any legend required to be placed thereon by applicable United States federal or state, European Union or other applicable securities laws.

(c)    For shares of Parent Common Stock issued to the Company’s officers, and holders of more than 10% of Company Common Stock immediately prior to the Effective Time, such shares shall bear the following legend, in addition to any applicable legend set forth in Section 3.04(a) or Section 3.04(b), above:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD, AS SET FORTH IN AN AGREEMENT, COPIES OF WHICH MAY BE OBTAINED FROM THE PRINCIPAL OFFICE OF THE COMPANY.”

Section 3.05    No Further Ownership Rights in Company Common Stock. All Merger Consideration paid or payable upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such Shares formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III, the Final Merger Consideration Spreadsheet and elsewhere in this Agreement.

Section 3.06    Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Parent Common Stock, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution in respect of Parent Common Stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 3.07    Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Laws; provided, however, that the Person intending to deduct or withhold shall use reasonable efforts to notify such Persons of any amounts otherwise payable to such Persons that it intends to deduct and withhold at least five (5) Business Days prior to the due date for any relevant payment, other than required withholdings in respect of In-Money Options or other compensatory payments for income, employment and similar Taxes. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 3.08    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article III.

Section 3.09    Closing Indebtedness and Assets.

(a)    At the Closing, the Company shall prepare and deliver to Parent a Closing Indebtedness Statement, which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Indebtedness as of the Closing Date, and a certificate executed by the Company’s Chief Executive Officer that the Closing Indebtedness Statement was prepared using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such Closing Indebtedness Statement was being prepared as of a fiscal year end.

(b)    At Closing, the Closing Merger Consideration shall be reduced in an amount equal to the amount of outstanding Indebtedness as of Closing as set for in the Closing Indebtedness Certificate, pro-rata between the Merger Consideration due to Stock Recipients and Cash Recipients.

(c)    The Company shall dispose of all shares of Parent Common Stock held by the Company prior to the Effective Time by sale to such Persons as the Company’s Board of Directors may decide, and such shares of Parent Common Stock shall, in no event, be the property of or an asset that is retained by Parent, Merger Sub, the Surviving Corporation or any Affiliate thereto.

Section 3.10    Consideration Spreadsheet.

(a)    At least three (3) Business Days before the Closing, the Company shall prepare and deliver to Parent a spreadsheet (the “Estimated Merger Consideration Spreadsheet”), certified by the Chief Executive Officer of the Company, which shall set forth, as of the Closing Date and immediately prior to the Effective Date, the following:

(i)    the names and last known contact information of all Equityholders and the number of Shares held by such Persons;

(ii)    estimated calculations of the Merger Consideration due at Closing, including any estimated adjustments pursuant to Section 3.09 (the “Closing Merger Consideration”), Fully Diluted Share Number and the applicable Merger Consideration to be delivered per Share at Closing; and

(iii)    an estimate of each Stockholder’s Pro Rata Share (as a percentage interest and the interest in dollar terms using the most recent closing price of Parent’s Common Stock as listed on Nasdaq as of the date the Company prepares the Estimated Consideration Spreadsheet) of the Closing Merger Consideration.

(b)    At such time the Closing Price is definitely known by the Parent and the Company, the Company shall begin preparing and shall deliver to Parent, as soon as practically possible, an update and final spreadsheet (the “Final Merger Consideration Spreadsheet”), certified by the Chief Executive Officer of the Company, which shall set forth, as of the Closing Date and immediately prior to the Effective Date, all of the items set forth in the Estimated Merger Consideration Spreadsheet.

(c)    The parties agree that Parent and Merger Sub shall be entitled to rely on the Final Merger Consideration Spreadsheet in making payments this Article III and Parent and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Final Merger Consideration Spreadsheet.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company represents and warrants to Parent that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01    Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 4.02    Authority; Board Approval.

(a)    The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, approval and adoption of this Agreement by action by written consent of the Stockholders of the Company in lieu of a meeting , to consummate the transactions contemplated hereby and thereby (the “DE Consent Requirement”). The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the DE Consent Requirement. Except as otherwise agreed to in this Agreement, the DE Consent Requirement is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

(b)    The Company Board, by resolutions duly adopted by unanimous written consent of all directors of the Company not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the Stockholders by way of Stockholder action by written consent.

Section 4.03    No Conflicts; Consents.

(a)    The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company (“Company Charter Documents”); (ii) subject to, in the case of the Merger, obtaining the DE Consent Requirement or any other consents required pursuant Section 8.02(c), conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (iv) result in the creation or imposition of any Encumbrance.

(b)    Other than as otherwise contemplated by Section 5.02, to the Company’s Knowledge, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware.

Section 4.04    Capitalization.

(a)    The authorized capital stock of the Company consists of 45,000,000 Shares, of which 34,173,090 Shares are issued and outstanding as of the close of business on the date of this Agreement.

(b)    Section 4.04(b) of the Disclosure Schedules set forth, as of the date hereof, (i) the name of each Person that is the registered owner of any Shares and the number of Shares owned by such Person, and (ii) a list of all holders of outstanding Options, including the number of Shares subject to each such Option, the grant date, exercise price and vesting schedule for such Option, the extent to which such Option is vested and exercisable and the date on which such Option expires. Each Option was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Option Plan pursuant to which it was issued. Each Option was granted with an exercise price per share equal to or greater than the fair market value of the underlying shares on the date of grant and has a grant date identical to the date on which the Company Board or compensation committee actually awarded the Option. Each Option qualifies for the tax and accounting treatment afforded to such Option in the Company’s tax returns and the Company’s financial statements, respectively, and does not trigger any liability for the Optionholder under Section 409A of the Code. The Company has heretofore provided Parent (or Parent’s Representatives) with true and complete copies of the standard form of option agreement and any stock option agreements that differ from such standard form.

(c)    Except as disclosed on Section 4.04(c) of the Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock.

(d)    All issued and outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the exercise of Options, when issued in accordance with the applicable security, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof. All issued and outstanding shares of Company Common Stock and Options were issued in compliance with applicable Law.

(e)    No outstanding Company Common Stock is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(f)    All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

Section 4.05    No Subsidiaries. Except as disclosed on Section 4.05 of the Disclosure Schedules, the Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 4.06    Financial Statements. Section 4.06 of the Disclosure Schedules sets forth complete copies of the Company’s financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2021, 2020 and 2019 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Year-End Financial Statements”), and financial statements consisting of the balance sheet of the Company as at November 30, 2022 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the ten-month period then ended (the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”). The information contained in the Financial Statements complies with the accrual method of accounting, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Year-End Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of November 30, 2022 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 4.07    Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date or as otherwise disclosed in Section 4.07 the Disclosure Schedules.

Section 4.08    Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, or as specifically contemplated by this Agreement and the Ancillary Agreements, there has not been, with respect to the Company, any:

(a)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    amendment of the charter, by-laws or other organizational documents of the Company;

(c)    split, combination or reclassification of any shares of its capital stock;

(d)    issuance, sale or other disposition of any of its capital stock or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)    declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)    material change in any method of accounting or accounting practice of the Company, except as disclosed in the notes to the Financial Statements;

(g)    material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)    entry into any Contract that would constitute a Material Contract;

(i)    incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business or consistent with past practice;

(j)    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)    transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(l)    material damage, destruction or loss (whether or not covered by insurance) to its property;

(m)    any capital investment in, or any loan to, any other Person;

(n)    acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(o)    any material capital expenditures;

(p)    imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(q)    (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employee or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(r)    hiring or promoting any person;

(s)    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(t)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(u)    entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v)    except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w)    purchase, lease or other acquisition of the right to own, use or lease any property or assets for any amount;

(x)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(y)    action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent in respect of any Post-Closing Tax Period; or

(z)    any Contract to do any of the foregoing, or any action that would result in any of the foregoing.

Section 4.09    Material Contracts.

(a)    Section 4.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts disclosed in Section 4.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 4.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)    each Contract of the Company requiring payments by the Company in excess of $5,000 in any calendar year and which, in each case, cannot be cancelled by the Company without penalty or without more than thirty (30) ’days’ notice;

(ii)    all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)    all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other material Liability of any Person;

(iv)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)    all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than thirty (30) days’ notice;

(vii)    except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(viii)    all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(ix)    all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)    any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi)    any collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xii)    any other Contract that is material to the Company and not previously disclosed pursuant to this Section 4.09.

(b)    Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been provided to Parent to the extent requested by Parent. For the avoidance of doubt, Parent has, as of the date hereof, indicated to the Company that it does not wish to receive and/or review certain Material Contracts and neither the Company nor the Equityholders shall have any shall have any liability under any provision of this Agreement or the Ancillary Agreements with respect to any such Material Contracts, so long as such Material Contracts that are not disclosed or otherwise delivered to Parent are briefly described in Section 4.09(b) of the Disclosure Schedules.

Section 4.10    Title to Assets; Real Property.

(a)    The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and material personal property and other assets reflected in the Year-End Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business or consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances.

(b)    Section 4.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. The Company owns no Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 4.11    Condition and Sufficiency of Assets. Except as set forth in Section 4.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 4.12    Intellectual Property.

(a)    Section 4.12(a) of the Disclosure Schedules lists all Company IP Registrations. Except with respect to those filings required to be filed and maintained by Parent pursuant to the License Agreements, all required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, the Company has, to Company’s Knowledge, complied with the duty of candor and disclosures toward the U.S. Patent and Trademark Office, all Company IP Registrations are believed to be valid and enforceable, and all Company IP Registrations are otherwise in good standing. The Company has provided Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b)    Section 4.12(b) of the Disclosure Schedules lists all Company IP Agreements. The Company has provided Parent with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Company’s Knowledge, any other party thereto is in material breach of or material default under (or is alleged in writing to be in breach of or default under), or has provided or received any notice of breach or default of or notice of any intention to terminate, any Company IP Agreement.

(c)    The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and, to the Company’s Knowledge, the Company has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Company’s exclusive ownership of all Company Intellectual Property. The Company has provided Parent with true and complete copies of all such agreements.

(d)    The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted.

(e)    The Company has taken all commercially reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)    The conduct of the Company’s business as currently and formerly conducted, and the products, processes and services of the Company (as made, used, sole and/or practiced as of the date hereof, and through the Closing Date), have, to the Company’s Knowledge, not infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g)    There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to the Knowledge of the Company, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or, to the Company’s Knowledge, any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

Section 4.13    Insurance. The Company has no current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”).

Section 4.14    Legal Proceedings; Governmental Orders.

(a)    There are no Actions pending or, to the Company’s Knowledge, threatened (i) against or by the Company affecting any of its properties or assets, tangible or intangible; or (ii) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)    There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 4.15    Compliance With Laws; Permits.

(a)    The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b)    All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.15(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.15(b) of the Disclosure Schedules.

Section 4.16    Environmental Matters.

(a)    The Company has complied, and is now complying, with all Environmental Laws. Neither the Company nor Parent has received notice from any Person that the Company, its business or assets, or any real property currently or formerly owned, leased, or used by the Company is or may be in violation of any Environmental Law or any applicable Law regarding Hazardous Substances.

(b)    There has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal, or Release of any kind of any Hazardous Substances in violation of any Environmental Law: (i) with respect to the business or assets of the Company; or (ii) at, from, in, adjacent to, or on any real property currently or formerly owned, leased, or used by the Company. There are no Hazardous Substances in, on, about, or migrating to any real property currently or formerly owned, leased, or used by the Company, and such real property is not affected in any way by any Hazardous Substances.

(c)    As used in this Agreement: (i) “Environmental Laws” means all Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, safety, the environment, and natural resources, including any federal, state, or local transfer of ownership notification or approval statutes; and (ii) “Hazardous Substances” means: (A) “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” or “toxic pollutants,” as such terms are defined under any Environmental Laws; (B) any other hazardous or radioactive substance, contaminant, or waste; and (C) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, regulation, monitoring, or remediation.

Section 4.17    Employee Benefit Matters.

(a)    Section 4.17(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.17(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 4.17(a) of the Disclosure Schedules each Benefit Plan that contains a change in control provision.

(b)    For each Benefit Plan, the Company has provided Parent with accurate, current, and complete copies of each of the following: (i) the plan document with all amendments, or if not reduced to writing, a written summary of all material plan terms; (ii) any written contracts and arrangements related to such Benefit Plan, including trust agreements or other funding arrangements, and insurance policies, certificates, and contracts; (iii) in the case of a Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent favorable determination or national office approval letter issued by the Internal Revenue Service and any legal opinions issued thereafter with respect to the Benefit Plan’s continued qualification; (iv) the most recent Form 5500 filed with respect to such Benefit Plan; and (v) any material notices, audits, inquiries, or other correspondence from, or filings with, any Governmental Authority relating to the Benefit Plan.

(c)    Each Benefit Plan and related trust has been established, administered, and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Nothing has occurred with respect to any Benefit Plan that has subjected or could subject the Company or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a civil action, penalty, surcharge, or Tax under applicable Law or which would jeopardize the previously-determined qualified status of any Benefit Plan. All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles. Benefits accrued under any unfunded Benefit Plan have been paid, accrued or adequately reserved for to the extent required by applicable accounting rules.

(d)    The Company has not: (i) incurred, nor reasonably expects to incur, any Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable Law relating to any Benefit Plan; or (ii) incurred, nor reasonably expects to incur, any Liability to the Pension Benefit Guaranty Corporation. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

(e)    The Company has not now or at any time within the previous six (6) years contributed to, sponsored, or maintained any: (i) “multiemployer plan” as defined in Section 3(37) of ERISA; (ii) “single-employer plan” as defined in Section 4001(a)(15) of ERISA; (iii) “multiple employer plan” as defined in Section 413(c) of the Code; (iv) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (v) a leveraged employee stock ownership plan described in Section 4975 I(7) of the Code; or (vi) any other Benefit Plan subject to required minimum funding requirements.

(f)    Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason.

(g)    Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(h)     Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 4.18    Employment Matters.

(a)    Section 4.18(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 4.18(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b)    The Company is not, and has not since the inception of the Company, been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been since the inception of the Company, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c)    The Company is and has been in compliance all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

(d)    With respect to each Government Contract, the Company is and has been in compliance with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. The Company maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. The Company is not, and has not been for the past six (6) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. The Company has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 4.19    Taxes.

(a)    All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)    The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)    No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)    The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before May 31, 2022 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)    Section 4.19(f) of the Disclosure Schedules sets forth:

(i)    to the Company’s Knowledge, the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)    to the Company’s Knowledge, those years for which examinations by the taxing authorities have been completed; and

(iii)    those taxable years for which examinations by taxing authorities are presently being conducted.

(g)    All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h)    The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(i)    The Company has delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2017.

(j)    There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k)    The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(m)    The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n)    The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i)    any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)    an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)    a prepaid amount received on or before the Closing Date;

(iv)    any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)    any election under Section 108(i) of the Code.

(o)    The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p)    The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q)    The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 67I(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(r)    There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(s)    Section 4.19(s) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(t)    No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

Section 4.20    Books and Records. The minute books and stock record books of the Company, all of which have been provided to Parent, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the Stockholders, the Company Board and any committees of the Company Board, and no meeting, or action taken by written consent, of any such Stockholders, Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 4.21    Related Party Transactions. No executive officer or director of the Company or any person owning 5% or of the Shares (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 4.22    Investment Company Act Representation. Neither the Company nor any subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 4.23    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

Section 4.24    Full Disclosure. To the Company’s Knowledge, no representation or warranty by the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished or offered to be made available to Parent or any of its Representatives pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents as noted below, Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01    Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms. When each Ancillary Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms.

Section 5.02    No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware.

Section 5.03    No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. Merger Sub is, and as of the Closing, will be, a subsidiary of Parent and all of the issued and outstanding stock of Merger Sub will be held and owned by Parent.

Section 5.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.05    Sufficiency of Funds. Parent has or will have at the Closing and at all other times required by this Agreement and the Ancillary Agreements, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of all consideration required under this Agreement and the Ancillary Agreements and consummate the transactions contemplated by this Agreement and the Ancillary Agreements and perform its obligations hereunder and thereunder, and the availability of such funds are not subject to any financing or other contingencies or conditions.

Section 5.06    Legal Proceedings. There are no Actions pending or, to Parent’s or Merger Sub’s knowledge, threatened against or by Parent, Merger Sub or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.07    Valid Issuance; Capitalization.

(a)    As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 325,000,000 shares of Parent Common Stock, par value $0.001 per share and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share.

(b)    Except as disclosed in the Parent SEC Documents, no capital stock of Parent are issued, reserved for issuance or outstanding. All shares of Parent Common Stock to be issued to Equityholders in connection with the Merger will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of restrictions on transfer (other than those shares of Parent Common Stock that will be subject to the Lock-Up Agreement, and restrictions on transfer under applicable securities Laws) and are subject to no preemptive or similar rights. Parent has sufficient authorized, but unissued, shares of Parent Common Stock required to be issued in connection with the Merger.

Section 5.08    SEC Reports; Financial Statements.

(a)    A true and complete copy of each annual, quarterly and other report, registration statement, definitive proxy statement, and other documents (including exhibits), and all amendments thereof and supplements thereto, filed by Parent with the SEC (the “Parent SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of the date hereof, Parent has timely filed or otherwise furnished (as applicable) all Parent SEC Documents required to be filed or furnished (as applicable) by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act). To the Knowledge of Parent, as of their respective filing dates, or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively) the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents.

(b)    The financial statements (including, in each case, any notes and schedules thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted for Quarterly Reports on Form 10-Q under the Exchange Act) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).

(c)    Parent is in compliance with the applicable Nasdaq listing and corporate governance rules and regulations of, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.09    No Undisclosed Liabilities. Neither Parent nor any of its subsidiaries has any Liabilities, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of Parent and its subsidiaries as at the date of the most recent audited balance sheet included in the Annual Report on Form 10‑K filed by Parent with the SEC (without giving effect to any amendment thereto filed on or after the date hereof), (b) for liabilities and obligations incurred in the ordinary course of business or consistent with past practice since the date of most recent audited balance sheet included in the Annual Report on Form 10‑K filed by Parent with the SEC, (c) are incurred in connection with the Merger, or (d) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.10    Parent Diligence. Parent and Merger Sub have conducted their own independent investigation, diligence, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and each acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Each of Parent and Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, each of Parent and Merger Sub has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules); (b) except as expressly set forth in this Agreement, none of the Company or any other Person on behalf of the Company makes any other express, implied or statutory representation or warranty with respect to the Company or its business, assets, liabilities, projections or forecasts, or any representation or warranty relating to current or future financial condition or results of operations of the Company, or any implied warranties of merchantability, suitability, fitness, for a particular purpose, title, enforceability or non-infringement, or with respect to any other information provided to Parent or Merger Sub, or any of its Representatives, with respect to the Company or its business; and (c) neither the Company nor any Person acting on behalf of the Company shall have any liability to Parent, Merger Sub or any other Person for any information provided to Parent, Merger Sub or any of their Representatives relating to the Company or its business (including with respect to any estimates, projections, forecasts, business plans or budget information (the inherent uncertainties of each, Parent and Merger Sub acknowledges), including any materials made available to the Parent, Merger Sub and their financial and legal advisors or other Representatives in connection with the Parent’s and Merger Sub’s due diligence review (including in the virtual data room established in connection with the transactions contemplated hereunder) or management presentations, due diligence discussions or in any other form.

ARTICLE VI

COVENANTS

Section 6.01    Conduct of Business of the Company. The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall use commercially reasonable efforts to maintain and preserve intact its organization, to keep available the services of its current officers and employees, to preserve its present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having a material business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement and the Ancillary Agreements or as set forth in Section 6.01 of the Company Disclosure Letter or as required by applicable Law, the Company shall not without the prior written consent of Parent (such consent which shall not be unreasonably withheld, conditioned or delayed):

(a)    amend or propose to amend its Charter Documents;

(b)    (i) split, combine, or reclassify any class of Company stock, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any outstanding capital securities of the Company, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock;

(c)    issue, sell, pledge, dispose of, or encumber any capital securities of the Company, other than the issuance of shares of Company Common Stock upon the exercise of any Company Options outstanding as of the date of this Agreement in accordance with its terms;

(d)    except as required by applicable Law or by any Benefit Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Benefit Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, or make any contribution to any Benefit Plan, other than contributions required by Law, the terms of such Benefit Plans as in effect on the date hereof, or that are made in the ordinary course of business, consistent with past practice;

(e)    acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof;

(f)    make any loans, advances, or capital contributions to or investments in any Person;

(g)    (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Encumbrance, any assets, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization; provided, however, the Company may distribute (or otherwise dispose of) those shares of Parent Common Stock held by the Company as of the date of this Agreement, so long as such distribution or disposition of such Parent Common Stock is undertaken in accordance with all applicable Laws, including, without limitation, the Securities Act and the Exchange Act; provided, further, that compliance with any and all applicable Laws on the Company’s distribution or disposition of such shares of Parent Common Stock will be made in the sole discretion of the Company, and nothing in this Section 6.01(d) shall be construed to place any liability for such determination on Parent.

(h)    repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables, consistent with past practice;

(i)    enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Real Estate hereunder;

(j)    institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company of any amount exceeding $10,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that the Company shall not settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(k)    make any material change in any method of financial accounting principles or practices of the Company, in each case except for any such change required by a change in applicable Law;

(l)    (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company;

(m)    enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(n)    take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to an Acquisition Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub, or any of their respective subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(o)    abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Company Intellectual Property, or grant any right or license to any Company Intellectual Property other than pursuant to non-exclusive licenses entered into in the ordinary course of business or consistent with past practice;

(p)    take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger, or the other transactions contemplated by this Agreement; or

(q)    agree or commit to do any of the foregoing.

Section 6.02    Access to Information.

(a)    From the date hereof until the Closing, the Company shall (a) afford Parent and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company in accordance with this Agreement; provided, that the Company and its Representatives will only provide identifying information of the Company’s Equityholders as may be reasonably requested by Parent or its Representatives for the sole purpose of effecting the transactions contemplated by this Agreement and/or as may be necessary to satisfy the Company’s obligations to Parent at Closing hereunder, in either case at such reasonable times and in such manner as reasonably agreed to by the Company; provided, further that, prior to making such disclosure, the Company may request that any recipient of such identifying information of the Company’s Equityholders execute a non-disclosure agreement in the Company’s standard form; (b) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Parent in its investigation of the Company in accordance with this Section 6.02; provided, however, that any such investigation will be conducted during normal business hours upon reasonable advance notice to the Company; provided, further, that nothing contained in this Agreement will restrict Parent’s full and free access to the Data Room (and the information contained therein) at any and all times prior to the Closing while this Agreement is in effect. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to Parent if such disclosure would, in the reasonable opinion of the Company’s legal counsel: (x) jeopardize any attorney-client or other privilege; or (y) contravene any applicable Law or fiduciary duty. Prior to the Closing, without the prior written consent of the Company, which may be withheld for any reason, Parent shall not contact any Equityholders of the Company other than the Company’s executive officers and directors who may also be Equityholders; provided, further, that to the extent information requested by Parent pursuant to this Section 6.02 is, in the Company’s reasonable belief, not covered by the Confidentiality Agreement, the Company shall not be obligated to disclose, or otherwise provide, such information to Parent, its Affiliates or its Representatives until such time as Parent (on behalf of itself and its Representatives), has agreed in writing to full and customary confidentiality covenants to the benefit of the Company with respect to such applicable information; provided, further, that in the event the Company withholds any information requested by Parent due to the Company reasonably believing that such information (or documentation) is not covered by the Confidentiality Agreement, the Company shall notify Parent of such determination not to disclose such information, and include a reference to such determination on Section 6.02 of the Disclosure Schedules. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

(b)    Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated July 26, 2021, between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 6.03    No Solicitation of Other Bids.

(a)    The Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets; provided that the exercise of options or any inquiry, proposal or offer by any Equityholder with respect to the exercise of options of the Company shall not, for purposes of this Agreement, be considered an Acquisition Proposal.

(b)    In addition to the other obligations under this Section 6.03, the Company shall promptly (and in any event within three (3) Business Days after receipt thereof by the Company or its Representatives) advise Parent of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to, or which could reasonably be expected to result in, an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal, or inquiry, and, to the extent such disclosure would not violate the confidentiality terms of any Contract entered into prior to the date of this Agreement, the identity of the Person making the same.

(c)    The Company agrees that until the Closing and as long as this Agreement has not been terminated in accordance with Article X, the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

Section 6.04    Company Stockholder Consent; Notification of Appraisal Rights.

(a)    The Company shall take all action necessary to obtain as soon as reasonably practicable following the execution and delivery of this Agreement, the Requisite Company Approval by way of Stockholder action by written consent in lieu of a Stockholder meeting (the "Written Consent"). The materials submitted to the holders of Company Common Stock in connection with the Written Consent shall include the recommendation of the Company’s Board of Directors, and shall be submitted to Parent at least five (5) Business Days prior to submission to the Stockholders. Promptly following receipt of the Requisite Company Approval by Written Consent, the Company shall deliver a fully executed copy of such Written Consent to Parent.

(b)    Simultaneously with the delivery of the Written Consent to the Stockholders for execution, the Company shall notify the holders of Company Common Stock of their dissent and appraisal rights pursuant to Section 262 of the DGCL (the “Stockholder Notice”). The Stockholder Notice shall include therewith a copy of Section 262 of Delaware Law and all such other information as Parent may reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Stockholder must demand appraisal of such Stockholder’s Common Stock as contemplated by Section 262(d)(2) of the DGCL. Parent shall have the right to reasonably review and comment on all materials to be submitted to the Stockholders in accordance with this Section 6.04 prior to the submission thereof.

Section 6.05    Notice of Certain Events.

(a)    From the date hereof until the Closing, the Company and Parent shall promptly notify each other in writing of:

(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or Parent Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any material representation or material warranty made by the Company, Parent, or Merger Sub hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Article VIII to be satisfied;

(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)    any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.14 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)    Any party’s receipt of information pursuant to this Section 6.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement or Parent and Merger Sub in this Agreement, as applicable (including Section 9.02 and Section 10.01(b)) and, subject to Section 6.14, shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.06    Resignations. The Company shall deliver to Parent written resignations, effective as of the Closing Date, of the officers and directors of the Company set forth on Section 6.06 of the Disclosure Schedules at least five (5) Business Days prior to the Closing.

Section 6.07    Governmental Approvals and Consents.

(a)    Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)    The Company, Merger Sub and Parent shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.02.

(c)    Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)    respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)    avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)    in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information or which would result in any loss of attorney-client or other privilege) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority with respect to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)    Notwithstanding the foregoing, nothing in this Section 6.07 shall require, or be construed to require, Company and its Affiliates or Parent or any of its Affiliates to agree to (i) pay any consideration therefor to any third party or Governmental Authority from whom consent or approval is requested; (ii) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent or the Equityholders of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.08    Directors’ and Officers’ Indemnification. ’’ Parent and Merger Sub agree that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company, as provided in the Company’s certificate of incorporation, bylaws or other similar governing documents, shall survive the Closing and shall continue in full force and effect for a period of not less than six years and that the Company will perform and discharge the obligations to provide such indemnity and exculpation after the Closing; provided, however, that all rights to indemnification and exculpation in respect of any Action arising out of or relating to matters existing or occurring at or prior to the Closing Date and asserted or made within such six-year period shall continue until the final disposition of such Action.

Section 6.09    Benefit Plans; Company Stock Plan; Corporate Actions.

(a)    Effective no later than the day immediately preceding the Closing Date, the Company shall terminate any Benefit Plan maintained by the Company or its Subsidiaries that Parent has requested to be terminated by providing a written notice to the Company at least thirty (30) days prior to the Closing Date; provided, that such Benefit Plans can be terminated in accordance with their terms and applicable Law without any adverse consequences with respect to any Company ERISA Affiliate. No later than the day immediately preceding the Closing Date, the Company shall provide Parent with evidence that such Benefit Plans have been terminated.

(b)    At two (2) Business Days prior to the Closing Date, the Company shall terminate the Company Stock Plan and cancel the Company Stock Options (including In-Money Options to the extent In-Money Options are not exercised by such time), and no later than one (1) Business Day prior to the Closing Date, (i) the Company shall deliver written evidence thereof reasonably satisfactory to Parent prior to the Closing, (ii) each and every Company Stock Option holder shall cease to have any rights with respect to such cancelled Company Stock Options.

Section 6.10    Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Subs, the Company, the Mergers, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board on the one hand, and Parent and the Parent Board on the other hand, shall grant such approvals and take such actions as are necessary, at the Parent’s sole cost and expense, so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 6.11    License Agreements. On the Closing, the Equityholders shall cease to have any direct or indirect liability to any Person, (including Parent, Merger Sub or any of their Affiliates) under any term of the License Agreements (either directly through the License Agreements or indirectly through means of indemnification under the terms of this Agreement), that is due to the Surviving Corporation’s actions after the Closing, or that was the obligation of Parent under such License Agreement prior to the Closing. After the Closing, any Losses that stem from the License Agreement (including any reasonable attorney’s fees related to such liability) shall be Losses of the Equityholders and subject to indemnification for such Losses by Parent under SectioI.03(c) to the extent such Losses are due to the actions of the Surviving Corporation after the Closing, or arise from a breach of Parent’s obligations under the License Agreement prior to the Closing.

Section 6.12    Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.

Section 6.13    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.14    Further Assurances. Following the Closing, each of the parties hereto shall (including after the Closing, the Stockholders Representative and the Surviving Corporation), and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.15    Supplement to Disclosure Schedules. From time to time prior to the Closing, the Company shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article VII have been satisfied; provided, however, that if Parent has the right to, but does not elect to, terminate this Agreement within fifteen (15) Business Days of its receipt of such Schedule Supplement, then Parent shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under this Agreement with respect to such matter.

ARTICLE VII

TAX MATTERS

Section 7.01    Tax Covenants.

(a)    Without the prior written consent of Parent, prior to the Closing, the Company, its Representatives and the Stockholders shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent or the Surviving Corporation in respect of any Post-Closing Tax Period. The Company agrees that Parent is to have no liability for any Tax resulting from any action of the Company, any of its Representatives or the Stockholders. The Stockholders shall, severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Parent against any such Tax or reduction of any Tax asset.

(b)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) ("Transfer Taxes") incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid fifty percent (50%) by Parent and fifty percent (50%) by the Equityholders when due. Parent (or the Surviving Corporation), at its own expense, shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Stockholders’ Representative shall cooperate with respect thereto as necessary). For the avoidance of doubt, this Section 7.01(b) shall apply solely to any Transfer Taxes, and shall in no way be interpreted in a manner that would require Parent, Merger Sub, or the Surviving Corporation to incur obligations or be responsible for liabilities relating to the personal income Taxes of any Equityholder, Taxes relating to the exercise of any Options by any Optionholder, or any other Taxes not related to Transfer Taxes.

Section 7.02    Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.

Section 7.03    Tax Indemnification. The Stockholders shall, severally and not jointly (in accordance with their Pro Rata Shares), indemnify the Company, Parent, and each Parent Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.19; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Stockholders shall, severally and not jointly (in accordance with their Pro Rata Shares), reimburse Parent for any Taxes of the Company that are the responsibility of the Stockholders pursuant to this Section 7.03 within ten Business Days after payment of such Taxes by Parent or the Company.

Section 7.04    Tax Returns.

(a)    The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b)    Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Parent to Stockholder Representative (together with schedules, statements and, to the extent requested by Stockholder Representative, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Stockholder Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within ten (10) days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and Stockholder Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and Stockholder Representative are unable to reach such agreement within ten (10) days after receipt by Parent of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Parent and Stockholder Representative. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Parent.

Section 7.05    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)    in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.06    Contests. Parent agrees to give written notice to Stockholder Representative of the receipt of any written notice by the Company, Parent or any of Parent’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent pursuant to this Article VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Parent’s right to indemnification hereunder. Parent shall control the contest or resolution of any Tax Claim; provided, however, that Parent shall obtain the prior written consent of Stockholder Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Stockholder Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Stockholder Representative.

Section 7.07    Cooperation and Exchange of Information. The Stockholder Representative, the Company and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Stockholder Representative, the Company and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Stockholder Representative, the Company or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

Section 7.08    Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VII shall be treated as an adjustment to the consideration paid by Parent to the Equityholders by the parties for Tax purposes, unless otherwise required by Law.

Section 7.09    Payments to Parent. Any amounts payable to Parent pursuant to this Article VII shall be satisfied from the Stockholders, severally and not jointly (in accordance with their Pro Rata Shares).

Section 7.10    Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.19 and this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 7.11    Overlap. To the extent that any obligation or responsibility pursuant to Article IX may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)    This Agreement shall have been duly adopted by the applicable Requisite Company Approval;

(b)    No Action shall have been commenced against Parent, Merger Sub or the Company, which directly affects the transactions contemplated by this Agreement and would prevent or materially delay the Closing;

(c)    Stockholders holding no more than five percent (5%) of the outstanding Shares as of immediately prior to the Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 262 of the DGCL with respect to such Shares; and

(d)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 8.02    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    The representations and warranties of the Company contained in Article IV, the Ancillary Documents and any certificate or other writing delivered pursuant hereto, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect, other than (i) the representations and warranties of the Company contained in Section 4.01 (Organization and Qualification), Section 4.02(a) (Authority), Section 4.04 (Capitalization) and Section 4.23 (Brokers), which shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), and (ii) Section 4.05 (Subsidiaries), Section 4.07 (Undisclosed Liabilities), and Section 4.14 (Legal Proceedings), which shall be true and correct in all respects (to the extent any representation or warranty in such Sections are qualified by materiality or Material Adverse Effect) or in all material respects (to the extent any representation or warranty in such Sections are not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(b)    The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects;

(c)    All approvals, consents and waivers that are listed in Section 4.03 or are otherwise included on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing;

(d)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect;

(e)    The Company shall have delivered each of the closing deliverables set forth in Section 2.03(a);

(f)    All Options, warrants, rights and other instruments and agreements relating to the Company Capital Stock shall have been (i) exercised for or converted into shares of Company Capital Stock or (ii) terminated in accordance with their terms, in each case in accordance with the organizational documents of the Company, Company Stock Plan, and other governing agreements and instruments and shall cease to be outstanding;

(g)    The Company shall have satisfied all Indebtedness and known Liabilities, and shall have delivered to holders of outstanding Indebtedness and known Liabilities, if any, by wire transfer of immediately available funds, that amount of money due and owing from the Company to such holder of outstanding Indebtedness or known Liabilities;

(h)    Each Stock Recipient shall have executed such party’s Signature Page to the Registration Rights Agreement, and delivered executed copies of the same to Parent and Merger Sub;

(i)    Holders holding in the aggregate no less than ninety percent (90%) of the Fully Diluted Share Number of the Company Common Stock shall be Stock Recipients; and

(j)    The officers, non-independent directors, and holders of 10% or more of the issued and outstanding Company Common Stock immediately prior to the Effective Time shall have executed such party’s signature page to the applicable Lock-Up Agreement, and delivered executed copies of the same to Parent and Merger Sub.

Section 8.03    Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    Other than the representations and warranties of Parent and Merger Sub contained in Section 5.01 (Organization), Section 5.04 (Brokers), Section 5.05 (Sufficiency of Funds) and Section 5.07 (Valid Issuance), the representations and warranties of Parent and Merger Sub contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Parent Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Parent Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Parent and Merger Sub contained in Section 5.01 (Organization), Section 5.04 (Brokers), Section 5.05 (Sufficiency of Funds) and Section 5.07 (Valid Issuance) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date;

(b)    Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date;

(c)    From the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Parent Material Adverse Effect;

(d)    Parent shall have delivered each of the closing deliverables set forth in Section 2.03(b);

(e)    Parent shall have executed the signature page to the Registration Rights Agreement, and delivered executed copies of the same to the Company; and

(f)    Parent shall have executed the signature page to the Lock-Up Agreement, and delivered executed copies of the same to the Company.

ARTICLE IX

INDEMNIFICATION

Section 9.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 4.19 (Taxes) which are subject to Article VII) shall terminate upon the Closing Date; provided, that the representations and warranties in (a) Section 4.01 (Organization and Qualification), Section 4.02(a) (Authority), obtaining the DE Consent Requirement as set forth in Section 4.03(a) (No Conflicts; Consents), Section 4.04 (Capitalization), Section 4.23 (Brokers), Section 5.01 (Organization), Section 5.04 (Brokers), Section 5.05 (Sufficiency of Funds) and Section 5.07 (Valid Issuance) (all such representations, the “Fundamental Representations”) shall survive until the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof). None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the applicable survival period and such claims shall survive until finally resolved.

Section 9.02    Indemnification By Stockholders. Subject to the other terms and conditions of this Article IX, the Stockholders, severally and not jointly (in accordance with their Pro Rata Shares), shall indemnify and defend each of Parent and its Affiliates (including the Company) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the Fundamental Representations as of the date such representation or warranty was made or as if such representation or warranty was made on and, subject to Section 6.15 (including the Company’s right to supplement the Disclosure Schedules), as of the Closing Date (except for Fundamental Representations that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VII);

(c)    any claim made by any Stockholder relating to such Person’s rights with respect to the Merger Consideration, or the calculations and determinations set forth on the Final Merger Consideration Spreadsheet;

(d)    should Parent and/or Merger Sub waive Section 8.01(c), any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares; or

(e)    Indebtedness or subject to Parent’s Transaction Expense Reimbursement, the Transaction Expenses of the Company outstanding as of the Closing to the extent not paid or satisfied by the Company at or prior to the Closing.

Section 9.03    Indemnification By Parent. Subject to the other terms and conditions of this Article IX, Parent shall indemnify and defend each of the Stockholders and their Affiliates and their respective Representatives (collectively, the “Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement (other than Article VII, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VII); or

(c)    any Losses that are associated to, stem from or relate to, the License Agreements to the extent such Losses are due to the actions of the Surviving Corporation after the Closing, or arise from a breach of Parent’s obligations under the License Agreement prior to the Closing.

Section 9.04    Certain Limitations. The party making a claim under this Article IX (including Parent Indemnitees and Stockholder Indemnitees) is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a)    The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 9.02(a) or Section 9.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) or Section 9.03(a) exceeds $100,000 (the "Deductible"), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 9.02(a) or Section 9.03(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $15,000 (which Losses shall not be counted toward the Deductible); provided, that the foregoing clause (a) shall not apply to Losses arising out of or relating to the inaccuracy or breach of any Fundamental Representation or in the case of any claim related to intentional misconduct, fraud or criminal misconduct.

(b)    Equityholders shall be liable for all Losses arising out of or relating to the inaccuracy or breach of any Fundamental Representation or in the case of any claim related to intentional misconduct, fraud, or criminal misconduct.

(c)    Each Equityholder’s maximum aggregate liability to Parent Indemnitees with respect to all indemnification claims pursuant to this Article IX shall in no instance exceed the amount of Merger Consideration received by such Equityholder; provided, however, that the foregoing clause (c) shall not apply in the case of any claim related to intentional misconduct, fraud or criminal misconduct.

(d)    In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(e)    Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(f)    Except with respect to any breaches for which the Company confirmed, prior to Closing, that it had rectified to Parent’s reasonable satisfaction (but which the Company did not actually rectify), in the event Parent proceeds with the Closing notwithstanding any actual knowledge by Parent or any Affiliate of the Parent at or prior to the Closing of any breach by the Company of any representation, warranty or covenant in this Agreement or any Ancillary Agreement, no Parent Indemnitee shall have any claim or recourse against the Equityholders or any of their respective Affiliates or Representatives with respect to such breach, under this Article IX or otherwise.

(g)    Solely for purposes of determining the amount of Loss resulting from any breach under this Article IX (and not with respect of making a determination whether any breach of representation or warranty or covenant has occurred), the determination shall, in such limited case, be made without regard to the terms “material” “materiality” “Material Adverse Effect” or “Parent Material Adverse Effect” as applicable, or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 9.05    Indemnification Procedures. For purposes of this Article IX, (i) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to Stockholder Representative, and (ii) if Parent comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Stockholder Representative. Any payment received by Stockholder Representative as the Indemnified Party shall be distributed to the Stockholders in accordance with this Agreement.

(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Stockholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Stockholder Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 9.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)    Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.19 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VII) shall be governed exclusively by Article VII hereof.

Section 9.06    Indemnification Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 10%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

Section 9.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the consideration paid by Parent to the Equityholders for Tax purposes, unless otherwise required by Law.

Section 9.08    Exclusive Remedy. Subject to Section 9.09, following the Closing, the provisions of this Article IX shall constitute the sole and exclusive remedy of any Indemnified Party against the Indemnifying Parties for monetary damages for any claims related to this Agreement, whether such monetary damages arise pursuant to breach of contract, tort or other theory of law. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit the liability of any Person with respect to, or limit any claim based on intentional misrepresentation, willful misconduct, or fraud committed by or on behalf of, such Person.

Section 9.09    Specific Performance Rights and Remedies Not Affected. The indemnification rights for monetary damages of the parties under this Article IX are independent of, and in addition to, such specific performance rights and remedies as the parties may have to enforce the terms of this Agreement.

Section 9.10    Stock Exchange Listing. To the extent Parent does not issue shares in the Merger that are already listed on the Nasdaq, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger, and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger, to be approved for listing on the Nasdaq, subject to official notice of issuance.

ARTICLE X

TERMINATION

Section 10.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of the Company and Parent;

(b)    by Parent and/or Merger Sub by written notice to the Company if:

(i)    neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by the Company within fifteen (15) days of the Company’s receipt of written notice of such breach from Parent;

(ii)    any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 31, 2023, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii)    if the Closing has not occurred by March 31, 2023.

(c)    by the Company by written notice to Parent if:

(i)    the Company is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within fifteen (15) days of Parent’s or Merger Sub’s receipt of written notice of such breach from the Company; or

(ii)    any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 31, 2023, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii)    if the Closing has not occurred by March 31, 2023.

(d)    by Parent, Merger Sub, or the Company if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 10.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)    as set forth in this Article X, Section 6.02(b) and Article XI hereof; and

(b)    that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof. For the avoidance of doubt, in the event this Agreement is terminated by either party hereto, the Company shall no longer be entitled to the Transaction Expense Reimbursement.

For a period of two (2) years after any termination of this Agreement in accordance with this Article X, without the prior written consent of the Company, which may be withheld for any reason, Parent shall not contact any Equityholders of the Company other than the Company’s executive officers and directors who may also be Equityholders.

ARTICLE XI

MISCELLANEOUS

Section 11.01    Stockholder Representative.

(a)    By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, each Stockholder shall have irrevocably authorized and appointed Stockholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by the Stockholder Representative pursuant to this Agreement, including the exercise of the power to:

(i)    give and receive notices and communications;

(ii)    agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to Article VII and Article IX;

(iii)    litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VII and Article IX;

(iv)    execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document;

(v)    make all elections or decisions contemplated by this Agreement and any Ancillary Document;

(vi)    engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Stockholder Representative in complying with its duties and obligations; and

(vii)    take all actions necessary or appropriate in the good faith judgment of Stockholder Representative for the accomplishment of the foregoing.

Parent shall be entitled to deal exclusively with Stockholder Representative on all matters relating to this Agreement (including Article IX) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Stockholder by Stockholder Representative, as being fully binding upon such Person. Notices or communications to or from Stockholder Representative shall constitute notice to or from each of the Stockholders. Any decision or action by Stockholder Representative hereunder, including any agreement between Stockholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Stockholders and shall be final, binding and conclusive upon each such Person. No Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Stockholders, or by operation of Law.

(b)    The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Stockholders according to each Stockholder’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall Stockholder Representative resign or be removed without the Majority Holders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the resignation or removal of Stockholder Representative. In the event of the death, incapacity, resignation or removal of Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in Section 11.01(a) above.

(c)    The Stockholder Representative shall not be liable to the Stockholders for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Stockholder Representative shall be conclusive evidence of good faith). The Stockholders shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Stockholder Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Stockholder Representative under this Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Stockholder Representative, Stockholder Representative shall reimburse the Stockholders the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied from the Stockholders, severally and not jointly (in accordance with their Pro Rata Shares), as soon as practicable after the date on which the final obligation of Stockholder Representative under this Agreement has been discharged or such other date as Stockholder Representative deems appropriate. Representative Losses may be recovered by the Stockholder Representative from other funds that become payable to the Stockholders under this Agreement in accordance to at such time as such amounts would otherwise be distributable to the Stockholders; provided, that while the Stockholder Representative may be paid from the aforementioned sources of funds, this does not relieve the Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement.

(d)    Parent and Merger Sub shall be entitled to rely (without investigation) on and shall have no liability to any Stockholder or any other Person for, any action taken by the Stockholder Representative as being taken by the Stockholder Representative for itself and on behalf of each of the Stockholders, and fully authorized by each Stockholder. Each Stockholder hereby agrees that for any legal proceedings arising under this Agreement, the Stockholder may be served legal process by registered mail to the address set forth in Section 11.3 for the Stockholder and that service in such manner shall be adequate, and such Stockholder shall not assert any defense or claim that service in such manner was not adequate or sufficient in any court in any jurisdiction.

Section 11.02    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that on or before execution of this Agreement by the parties, Parent will have paid or will pay up to $75,000 of the Transaction Expense Reimbursement to such proper Persons as the Company may designate to Parent in writing pursuant at such time; provided further that at the Closing, Parent will reimburse or otherwise pay the remainder of the Transaction Expense Reimbursement to such proper Persons as the Company may designate to Parent in writing pursuant to the terms.

Section 11.03    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

If to the Company:	Pherin Pharmaceuticals, Inc. 58 West Portal Ave., #132 San Francisco, CA 94127 E-mail: kmccarthy38@gmail.com Attention: Kevin McCarthy

with a copy to:	Klinedinst PC 501 W Broadway, Suite 600 San Diego, CA 92101 Email: jsnyder@klinedinstlaw.com Attention: James D. Snyder, Esq.

If to Parent or Merger Sub:	Vistagen Therapeutics, Inc. 343 Allerton Avenue South San Francisco, CA 94080 E-mail: jhaskell@vistagen.com Attention: Jessica Haskell, Associate General Counsel

with a copy to:	Disclosure Law Group, A Professional corporation 655 West Broadway, Suite 870 San Diego, CA 92101 E-mail: drumsey@disclosurelawgroup.com Attention: Daniel W. Rumsey, Managing Director

If to Stockholder Representative:	Kevin McCarthy 58 West Portal, #132 San Francisco, CA 94127 E-mail: kmccarthy38@gmail.com

Section 11.04    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) for purposes of Parent’s investigation pursuant to Section 6.02, with regard to the Company’s obligation to delivery any documentation, such terms as “provided Parent with”, “made available to Parent”, or “furnished to Parent”, will be interpreted to mean the Company uploading such documentation into the Data Room, along with notice to Parent of any update by the Company to the Data Room. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.05    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.06    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.07    Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.08    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.09    No Third-party Beneficiaries. Except as provided in Section 6.08, Section 7.03 and Article IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub and the Company at any time prior to the Effective Time; provided, however, that after the Requisite Company Approval is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders, without the receipt of such further approvals. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 11.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE DELAWARE COURT OF CHANCERY, IN EACH CASE LOCATED IN THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11(c).

Section 11.12    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

“COMPANY”	“PARENT”

Pherin Pharmaceuticals, Inc., a Delaware corporation	Vistagen Therapeutics, Inc., a Nevada corporation

By: /s/ Kevin McCarthy Name: Kevin McCarthy Title: President and CEO	By: /s/ Shawn K. Singh Name: Shawn K. Singh, J.D. Title: Chief Executive Officer

“STOCKHOLDER
REPRESENTATIVE”	“MERGER SUB”

Kevin McCarthy	VTGN Merger Sub, Inc.
solely in his capacity as	a Delaware corporation
Stockholder Representative

By: /s/ Kevin McCarthy	By: /s/ Shawn K. Singh
Name: Shawn K. Singh, J.D.
Title: Chief Executive Officer

STOCK CONSIDERATION SCHEDULE

This Stock Consideration Schedule is made and given pursuant to the terms of the Agreement and Plan of Merger (the “Agreement”), dated as of December 20, 2022, by and among Vistagen Therapeutics, Inc., a Nevada corporation (“Parent”), VTGN Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Pherin Pharmaceuticals, Inc., a Delaware corporation (“Company”), and Kevin McCarthy, an individual, solely in the capacity as Stockholder Representative (“Stockholder Representative”). This Schedule is referred to as the “Stock Consideration Schedule.” Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

1.    At Closing, all shares of Company Common Stock held by Accredited Investors or Non-U.S. Persons shall be converted into the right to receive: (i) that number of shares of Parent Common Stock equal to (a) each such holder’s Pro Rata Share, multiplied by (b) the Consideration Shares; and (ii) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.01(c) of the Agreement.

CASH CONSIDERATION SCHEDULE

This Cash Consideration Schedule is made and given pursuant to the terms of the Agreement and Plan of Merger (the “Agreement”), dated as of December 20, 2022, by and among Vistagen Therapeutics, Inc., a Nevada corporation (“Parent”), VTGN Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Pherin Pharmaceuticals, Inc., a Delaware corporation (“Company”), and Kevin McCarthy, an individual, solely in the capacity as Stockholder Representative (“Stockholder Representative”). This Schedule is referred to as the “Cash Consideration Schedule.” Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

1.    At Closing, all shares of Company Common Stock held by Cash Recipients shall be converted into the right to receive an amount of cash equal to (a) each such holder’s Pro Rata Share, multiplied by (b) the Cash Payment.

2.    The following formulas shall be used when determining the monetary amounts of the applicable Cash Consideration:

a.	Cash Payment: (X • Z)/Y)-(X • Z)

For purposes of the foregoing formulas, the following definitions shall apply:

“X” shall mean the Consideration Shares.

“Y” shall mean 0.9667, which is the percentage of the total outstanding shares of the Company’s common stock, par value $0.0001 per share, held by the Stock Recipients.

“Z” shall mean closing price of the Parent’s Common Stock as listed on the Nasdaq Capital Market on the date of Closing.

EXHIBIT A

Accredited Investor Questionnaire

EXHIBIT B

Intellectual Property Assignments

EXHIBIT C

Lock-Up Agreement

Lock-Up Agreement

Date: [•], 2022

Vistagen Therapeutics, Inc.
343 Allerton Avenue
South San Francisco, CA 94080

Attention: Shawn Singh, Chief Executive Officer

c/o	Disclosure Law Group, a Professional corporation

655 West Broadway, Suite 870

San Diego, CA 92019

Attn: Daniel W. Rumsey

Klinedinst PC

501 W Broadway, Suite 600

San Diego, CA 92101

Attention: James D. Snyder, Esq.

Ladies and Gentlemen:

The undersigned owns shares common stock of Pherin Pharmaceuticals, Inc., a Delaware corporation (“Pherin”), which shares are to be exchanged for shares of common stock of Vistagen Therapeutics, Inc., a Nevada corporation (“Vistagen”), pursuant to an Agreement and Plan of Merger among Vistagen, VTGN Merger Sub, Inc., a Delaware Corporation (“Merger Sub”), Pherin, and the Stockholders Representative dated December 20, 2022 (the “Merger Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

In connection with and as a condition to the closing of the transactions set forth in the Merger Agreement, the undersigned agrees that, during the 180 days that follow the Closing Date (the “Lock-Up Period”), the undersigned will not, directly or indirectly:

(1) offer for sale, sell or otherwise dispose of any shares of Vistagen common stock (“Vistagen Shares”) the undersigned receives in in exchange for shares of Pherin common stock at the Closing pursuant to the Merger Agreement (the “Locked-Up Shares”); provided, however, to the extent the undersigned is an Optionholder and exercises Options prior to the Closing Date, the undersigned may, subject to Vistagen’s prior consent which consent will not be unreasonably withheld, sell or otherwise dispose of a reasonable portion of Locked-Up Shares for the sole purpose of satisfying any tax obligations that arise in connection with the exercise of such Options;

(2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Locked-Up Shares, whether any such transaction described is to be settled by delivery of Vistagen Shares or other securities, in cash or otherwise; or

(3) publicly disclose the intention to do any of the foregoing.

Notwithstanding the foregoing, the undersigned may transfer Locked-Up Shares:

(i)	as a bona fide gift or gifts,

(ii)	to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned,

(iii)

if the undersigned is a corporation, partnership, limited liability company, trust or other business entity (1) transfers to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned or (2) distributions of Locked-Up Shares to limited partners, limited liability company members or stockholders of the undersigned,

(iv)	if the undersigned is a trust, transfers to the beneficiary of such trust, or

(v)	transfers by testate succession or intestate succession;

provided, that (x) such transfer shall not involve a disposition for value, (y) the transferee agrees in writing with the Vistagen to be bound by the terms of this Agreement, and (z) no filing by any party under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be made voluntarily in connection with such transfer. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, nor more remote than first cousin.

In furtherance of the foregoing, Vistagen and its transfer agent and registrar are hereby authorized to decline to make any transfer of Locked-Up Shares if such transfer would constitute a violation or breach of this Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement and that upon request, the undersigned will execute any additional documents necessary to ensure the validity or enforcement of this Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that the undersigned shall be released from all obligations under this Agreement if (i) any of the Merging Parties notifies any of the other Merging Parties that it does not intend to proceed with the Merger prior to the Closing Date, or (ii) if the Merger Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to delivery of the Common Stock to be exchanged thereunder.

The undersigned understands that Vistagen will be proceeding with the Closing pursuant to the terms of the Merger Agreement in reliance upon this Agreement.

It is understood that if the Merger Agreement has been terminated prior to the Closing, this agreement shall be cancelled and of no further force and effect.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Very truly yours,

Printed Name of Holder

Signature

Printed Name and Title of Person Signing
(if signing as custodian, trustee, or on behalf
of an entity)

EXHIBIT D

Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2022, is entered into by and between Vistagen Therapeutics, Inc., a Nevada corporation (the “Company”), and and each of the signatories hereto (each a “Shareholder” and collectively, the “Shareholders”).

WHEREAS, Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in that certain Agreement and Plan of Merger, by and between the Company, Pherin Pharmaceuticals, Inc., a Delaware corporation ("Pherin"), and VTGN Merger Sub, Inc., a Delaware corporation, dated as of December 20, 2022 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”); and

WHEREAS, the Company has agreed, upon the terms and subject to the conditions of the Merger Agreement, to issue shares of the Company's Common Stock (as defined below) to the Shareholders in exchange for their shares of Pherin, and to provide the Shareholders certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “Securities Act”), and applicable state securities laws on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Shareholder hereby agree as follows:

1.           DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings:

a.    “Common Stock” means the Company’s common stock, par value $0.001 per share, and any securities into which such Common Stock may hereinafter be reclassified.

b.    “Person” means any individual or entity including but not limited to any corporation, a limited liability company, an association, a partnership, an organization, a business, an individual, a governmental or political subdivision thereof or a governmental agency.

c.    “Register,” “registered,” and “registration” refer to a registration made by preparing and filing a Registration Statement or similar document in compliance with the 1933 Act (as defined below), and the declaration or ordering of effectiveness of such Registration Statement or document.

d.    “Registrable Securities” means all of the shares of the Company's Common Stock which have been, or which may, from time to time be issued or become issuable to the Shareholders under the Merger Agreement, and any and all shares of capital stock issued or issuable with respect to the Merger Agreement as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Shareholder; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; and (D) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

e.    “Registration Period" means the period that will terminate upon the date on which all Registrable Securities have been sold.

f.    “Registration Statement” means one or more registration statements of the Company covering the sale of the Registrable Securities on a continuous basis pursuant to Rule 415 of the Securities Act.

g.    “Required Shareholders" means, as of any date of determination, the Shareholders holding a majority of the Registrable Securities as of such date.

h.    “SEC” means the U.S. Securities and Exchange Commission.

2.           REGISTRATION.

a.         Mandatory Registration. No later than thirty (30) days from the date of the consummation of the transactions contemplated by the Merger Agreement (the “Filing Deadline”), the Company shall prepare and file with the SEC one Registration Statement (the “Registration Statement”) covering the resale of all of the Registrable Securities on a continuous basis pursuant to Rule 415 of the Securities Act. This initial Registration Statement filed hereunder shall be on Form S-3; provided, that if Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (x) register the resale of the Registrable Securities on another appropriate form and (y) undertake to register the resale of Registrable Securities on Form S-3 as soon as such form is available, provided, that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the staff of the SEC.

b.         Subsequent Registration.

(i)         If any Registration Statement ceases to be effective under the Securities Act for any reason at any time during the Registration Period, the Company shall use its reasonable best efforts to promptly cause such Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Registration Statement), and shall use its reasonable best efforts to promptly amend such Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Registration Statement or file an additional Registration.

(ii)         If such a subsequent Registration Statement is filed, the Company shall use its reasonable best efforts to (A) cause such Registration Statement to become effective promptly after the filing thereof, and (B) keep such Registration Statement continuously effective and usable until the end of the Registration Period. Any such Registration Statement shall be a Registration Statement on Form S‑3 to the extent that the Company is eligible to use such form. Otherwise, the Company shall (x) file such Registration Statement on another appropriate form, and (y) file a Registration Statement on Form S-3 as soon as the Company regains its Form S-3 eligibility.

c.         Underwriters. No Shareholder shall be named as an “underwriter” in any Registration Statement without such Shareholder’s prior written consent. No Registration Statement shall include any securities other than Registrable Securities without the prior written consent of the Required Shareholders.

d.         Piggy-Back Registrations. If, at any time there is not an effective Registration Statement covering all of the Registrable Securities and the Company shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the Company’s stock option or other employee benefit plans, then the Company shall deliver to Shareholder a written notice of such determination and, if within fifteen (15) days after the date of the delivery of such notice, Shareholder shall so request in writing, the Company shall include in such registration statement all or any part of such Registrable Securities that Shareholder requests to be registered or such amount as otherwise shall be permitted to be included thereon in accordance with applicable SEC rules, regulations and interpretations so as to permit the resale of such Registrable Securities by the Shareholder under Rule 415 under the Securities Act.

e.         Rule 424 Prospectus. The Company shall, as required by applicable securities regulations, from time to time file with the SEC, pursuant to Rule 424 promulgated under the Securities Act, the prospectus and prospectus supplements, if any, to be used in connection with sales of the Registrable Securities under the Registration Statement. The Shareholders and their counsel shall have a reasonable opportunity to review and comment upon such prospectus prior to its filing with the SEC, and the Company shall give due consideration to all such comments. The Shareholders shall use their reasonable best efforts to comment upon such prospectus within three (3) Business Days from the date the Shareholders receives the final pre-filing version of such prospectus.

f.         Sufficient Number of Shares Registered. In the event the number of shares available under the Registration Statement is insufficient to cover all of the Registrable Securities, the Company shall amend the Registration Statement or file a new Registration Statement (a “New Registration Statement”), so as to cover all of such Registrable Securities (subject to the limitations set forth in Sections 2(a) and (b)) as soon as practicable, but in any event not later than ten (10) Business Days after the necessity therefor arises, subject to any limits that may be imposed by the SEC pursuant to Rule 415 under the Securities Act. The Company shall use it reasonable best efforts to cause such amendment and/or New Registration Statement to become effective as soon as practicable following the filing thereof.

g. Offering. If the staff of the SEC (the “Staff”) or the SEC seeks to characterize any offering pursuant to a Registration Statement filed pursuant to this Agreement as constituting an offering of securities that does not permit such Registration Statement to become effective and be used for resales by the Shareholders under Rule 415 at then-prevailing market prices (and not fixed prices), or if after the filing of the initial Registration Statement with the SEC pursuant to Section 2(a), the Company is otherwise required by the Staff or the SEC to reduce the number of Registrable Securities included in such initial Registration Statement, then the Company shall reduce the number of Registrable Securities to be included in such initial Registration Statement (with the prior consent, which shall not be unreasonably withheld, of the Shareholders and their legal counsel as to the specific Registrable Securities to be removed therefrom) until such time as the Staff and the SEC shall so permit such Registration Statement to become effective and be used as aforesaid. In the event of any reduction in Registrable Securities pursuant to this paragraph, the Company shall file one or more New Registration Statements in accordance with Section 2(b) until such time as all Registrable Securities have been included in Registration Statements that have been declared effective and the prospectus contained therein is available for use by the Shareholders. Notwithstanding any provision herein or in the Merger Agreement to the contrary, the Company’s obligations to register Registrable Securities (and any related conditions to the Shareholders’ obligations) shall be qualified as necessary to comport with any requirement of the SEC or the Staff as addressed in this Section 2(g).

3.         RELATED OBLIGATIONS.

The Company shall use its reasonable best efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company shall have the following obligations:

a.         The Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to any Registration Statement and the prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep the Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Company covered by the Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such registration statement.

b.         The Company shall permit the Shareholders Representative to review and comment upon any Registration Statement and all amendments and supplements thereto at least two (2) Business Days prior to their filing with the SEC, and not file any document in a form to which the Shareholders or their counsel reasonably objects. The Shareholders shall use their reasonable best efforts to comment upon such Registration Statement and any amendments or supplements thereto within two (2) Business Days from the date the Shareholders receive the final version thereof. The Company shall furnish to the Shareholders, without charge, any correspondence from the SEC or the staff of the SEC to the Company or its representatives relating to any Registration Statement.

c.         Upon request of any Shareholder, the Company shall furnish to such Shareholder, (i) promptly after the same is prepared and filed with the SEC, at least one copy of such Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits, (ii) upon the effectiveness of any Registration Statement, a copy of the prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as such Shareholder may reasonably request) and (iii) such other documents, including copies of any preliminary or final prospectus, as such Shareholder may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by the requesting Shareholder. For the avoidance of doubt, any filing available to the Shareholders via the SEC’s live EDGAR system shall be deemed “furnished to the Shareholders” hereunder.

d.         The Company shall use reasonable best efforts to (i) register and qualify the Registrable Securities covered by a Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as the Shareholders reasonably request, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(d), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify the Shareholders who hold Registrable Securities of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

e.         As promptly as practicable after becoming aware of such event or facts, the Company shall notify the Shareholders in writing of the happening of any event or existence of such facts as a result of which the prospectus included in any Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly prepare a supplement or amendment to such Registration Statement to correct such untrue statement or omission, and deliver a copy of such supplement or amendment to the Shareholders (or such other number of copies as a Shareholder may reasonably request). The Company shall also promptly notify the Shareholders in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to the Shareholders by email or facsimile on the same day of such effectiveness and by overnight mail), (ii) of any request by the SEC for amendments or supplements to any Registration Statement or related prospectus or related information, and (iii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate.

f.         The Company shall use its reasonable best efforts to prevent the issuance of any stop order or other suspension of effectiveness of any Registration Statement, or the suspension of the qualification of any Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify the Shareholders of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

g.         The Company shall (i) cause all the Registrable Securities to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (ii) secure designation and quotation of all the Registrable Securities on Nasdaq. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 3.

h.         The Company shall cooperate with the Shareholders to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to any registration statement and enable such certificates to be in such denominations or amounts as the Shareholders may reasonably request and registered in such names as the Shareholders may request.

i.         The Company shall at all times provide a transfer agent and registrar with respect to its Common Stock.

j.         If reasonably requested by the Shareholders, the Company shall (i) immediately incorporate in a prospectus supplement or post-effective amendment such information as the Shareholders believe should be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities; (ii) make all required filings of such prospectus supplement or post-effective amendment as soon as practicable upon notification of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any Registration Statement.

k.         The Company shall use its reasonable best efforts to cause the Registrable Securities covered by any Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.

l.         The Company shall notify the Shareholders by facsimile or e-mail as promptly as practicable, and in any event, within twenty-four (24) hours, after any Registration Statement is declared effective and shall simultaneously provide the Shareholders with copies of any related prospectus to be used in connection with the sale or other disposition of the securities covered thereby. Thereafter, if requested by the Shareholders at any time, the Company shall require its counsel to deliver to the Shareholders a written confirmation whether or not the effectiveness of such Registration Statement has lapsed at any time for any reason (including, without limitation, the issuance of a stop order) and whether or not the registration statement is current and available to the Shareholders for sale of all of the Registrable Securities.

m.         Within one (1) Business Day after any Registration Statement which includes the Registrable Securities is ordered effective by the SEC, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to the Shareholder Representative) confirmation that such registration statement has been declared effective by the SEC in the form attached hereto as Exhibit A. Thereafter, if requested by any Shareholder at any time, the Company shall require its counsel to deliver to the Shareholder a written confirmation whether or not the effectiveness of such registration statement has lapsed at any time for any reason (including, without limitation, the issuance of a stop order) and whether or not the registration statement is current and available for sale of all of the Registrable Securities.

n.         The Company shall take all other reasonable actions necessary to expedite and facilitate disposition by the Shareholders of Registrable Securities pursuant to any registration statement.

o.         No Registration Statement or prospectus will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.           OBLIGATIONS OF THE SHAREHOLDERS.

a.         Each Shareholder agrees to complete and deliver to the Company the Selling Stockholder Questionnaire attached hereto as Exhibit B. In addition to the information provided by each Shareholder in the Selling Stockholder Questionnaire, the Company shall notify the Shareholders in writing of the information the Company reasonably requires from any Shareholder in connection with any registration statement hereunder. Each Shareholders shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.

b.         Each Shareholder agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any registration statement hereunder.

c.         Each Shareholder agrees that, upon receipt of any notice from the Company of the happening of any event or existence of facts of the kind described in Section 3(f) or the first sentence of 3(e), such Shareholder will immediately discontinue disposition of Registrable Securities pursuant to any registration statement(s) covering such Registrable Securities until the Shareholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(f) or the first sentence of Section 3(e). Notwithstanding anything to the contrary, the Company shall cause its transfer agent to promptly deliver shares of Common Stock without any restrictive legend in connection with any sale of Registrable Securities with respect to which any such Shareholder has entered into a contract for sale prior to the Company's knowledge of and subsequent issuance of a notice from the Company to the Shareholder of the happening of any event of the kind described in Section 3(f) or the first sentence of 3(e), and for which the Shareholder has not yet settled.

5.            EXPENSES OF REGISTRATION.

All reasonable expenses, other than sales or brokerage commissions, incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel for the Company, shall be paid by the Company.

6.           INDEMNIFICATION.

a.          Indemnification by the Company.

i.    To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend each Shareholder and each Person, if any, who controls such Shareholder, the members, the directors, officers, partners, employees, agents, representatives of such Shareholder and each Person, if any, who controls such Shareholder within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, attorneys' fees, amounts paid in settlement or expenses, joint or several, (collectively, “Claims”) incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto (“Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon:

(A)         any untrue statement or alleged untrue statement of a material fact in any Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered (“Blue Sky Filing”), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(B)         any untrue statement or alleged untrue statement of a material fact contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading;

(C)         any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to the Registration Statement or any New Registration Statement; or

(D)          any material violation by the Company of this Agreement (the matters in the foregoing clauses (A) through (D) being, collectively, “Violations”).

ii.           The Company shall reimburse each Indemnified Person promptly as such Damagesare incurred.

iii.          Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a):

(A)          the Company shall not be liable for any Damages to the extent that they arise out of or are based upon the actions or omissions made in reliance upon and in conformity with written information provided by or on behalf of such Indemnified Person for use in connection with such registration not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information about such Shareholder furnished in writing to the Company by such Indemnified Person expressly for use in connection with the preparation of any Registration Statement or any such amendment thereof or supplement thereto, if such prospectus was timely made available by the Company pursuant to Section 3(c) or Section 3(e);

(B)         with respect to any superseded prospectus, shall not inure to the benefit of any such person from whom the person asserting any such Claim purchased the Registrable Securities that are the subject thereof (or to the benefit of any person controlling such person) if the untrue statement or omission of material fact contained in the superseded prospectus was corrected in the revised prospectus, as then amended or supplemented, if such revised prospectus was timely made available by the Company pursuant to Section 3(c) or Section 3(e), and the Indemnified Person was promptly advised in writing not to use the incorrect prospectus prior to the use giving rise to a violation and such Indemnified Person, notwithstanding such advice, used it;

(C)         shall not be available to the extent such Claim is based on a failure of the Shareholders to deliver or to cause to be delivered the prospectus made available by the Company, if such prospectus was timely made available by the Company pursuant to Section 3(c) or Section 3(e); and

(D)         shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by the Shareholder pursuant to Section 9.

b.           Indemnification by Shareholders.

i.           In connection with any Registration Statement, each Shareholder, severally, and not jointly, agrees to indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 6(a), the Company, each of its directors, each of its officers who signs any Registration Statement, each Person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act (collectively and together with an Indemnified Person, an “Indemnified Party”), against any Claim or Damages to which any of them may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Claim or Damages arise out of or are based upon any Violation, in each case to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information about such Shareholder and furnished to the Company by such Shareholder expressly for use in connection with such Registration Statement; and, subject to Section 6(d), such Shareholder will reimburse any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Claim; provided, however, that

(A)         the indemnity agreement contained in this Section 6(b) and the agreement with respect to contribution contained in Section 7 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Shareholders, which consent shall not be unreasonably withheld; and

(B)         the Shareholders shall be liable under this Section 6(b) for only that amount of a Claim or Indemnified Damages as does not exceed the net proceeds to the Shareholders as a result of the sale of Registrable Securities pursuant to such registration statement.

Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by the Shareholders pursuant to Section 9.

c.           Indemnification Claims.

j.    Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding.

ii.         The Indemnified Party or Indemnified Person shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or claim.

iii.         The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent.

iv.         No indemnifying party shall, without the consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such claim or litigation.

v.         Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made.

vi.         The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

d.         The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Damages are incurred.

e.         The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

7.           CONTRIBUTION.

To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however, that: (i) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

8.           REPORTS AND DISCLOSURE UNDER THE SECURITIES ACTS.

Notwithstanding the Company’s obligations to maintain an effective Registration Statement during the Registration Period, with a view to making available to the Shareholders the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Shareholders to sell securities of the Company to the public without registration (“Rule 144”), the Company agrees, at the Company’s sole expense, to:

a.         make and keep public information available, as those terms are understood and defined in Rule 144;

b.         file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144;

c.         furnish to the Shareholders so long as the Shareholders owns Registrable Securities, promptly upon request, (i) a written statement by the Company that it has complied with the reporting and or disclosure provisions of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Shareholders to sell such securities pursuant to Rule 144 without registration; and

d.         take such additional action as is requested by the Shareholders to enable the Shareholders to sell the Registrable Securities pursuant to Rule 144, including, without limitation, promptly delivering all such legal opinions, consents, certificates, resolutions and instructions to the Company’s Transfer Agent as may be requested from time to time by the Shareholders and otherwise fully cooperate with each Shareholder and such Shareholder’s broker to effect such sale of securities pursuant to Rule 144.

The Company agrees that damages may be an inadequate remedy for any breach of the terms and provisions of this Section 8 and that Shareholders shall, whether or not it is pursuing any remedies at law, be entitled to equitable relief in the form of a preliminary or permanent injunctions, without having to post any bond or other security, upon any breach or threatened breach of any such terms or provisions.

9.            ASSIGNMENT OF REGISTRATION RIGHTS.

The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Shareholders. The Shareholders may not assign their rights under this Agreement without the written consent of the Company.

10.          AMENDMENT OF REGISTRATION RIGHTS.

No provision of this Agreement may be amended or waived by the parties from and after the date that is one Business Day immediately preceding the initial filing of the Registration Statement with the SEC. Subject to the immediately preceding sentence, no provision of this Agreement may be (i) amended other than by a written instrument signed by both parties hereto or (ii) waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

11.          MISCELLANEOUS.

a.         A Person is deemed to be a holder of Registrable Securities whenever such Person owns or is deemed to own of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities.

b.         Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to the Company:

Vistagen Therapeutics, Inc.
343 Allerton Avenue
South San Francisco, CA 94080

Attention: Shawn Singh, Chief Executive Officer

With a copy to (which shall not constitute notice or service of process):

Disclosure Law Group, a Professional Corporation

655 West Broadway, Suite 870

San Diego, CA 92101

Attention: Daniel W. Rumsey

Email: drumsey@disclosurelawgroup.com

If to the Shareholder:

With a copy to (which shall not constitute notice or service of process):

Klinedinst PC

501 W Broadway, Suite 600

San Diego, CA 92101

Attention: James D. Snyder, Esq.

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine or email account containing the time, date, recipient facsimile number or email address, as applicable, and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

c.         The corporate laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting the State of Delaware, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

d.         This Agreement and the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein Lockup Agreement. This Agreement and the Merger Agreement supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

e.         Subject to the requirements of Section 9, this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto.

f.         The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

g.         This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission or by e-mail in a “.pdf” format data file of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

h.         Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

i.         The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

j.         This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

* * * * * *

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be duly executed as of day and year first above written.

THE COMPANY:

Vistagen Therapeutics, Inc.

By:
Name:	Shawn Singh
Title:	President & CEO

SHAREHOLDER:

[NAME]

BY: [NAME OF MANAGER/ENTITY]
BY: [NAME OF MANAGER/ENTITY]

By:
Name:
Title:

EXHIBIT E

Regulation S Questionnaire